Exhibit 10.29

March 30, 2004

Mr. Ed Rivas

5700 Rockport Landing Place

Midlothian, VA 23113

Dear Ed:

In consideration for your agreement to postpone your retirement from the Company until April 1, 2005, the Company will provide you with the following benefits in addition to any qualified or non-qualified plan benefits you have earned as of that date:

1.	You will receive a cash payment of $260,000 as of your retirement date. This payment will be paid in your April 2005 paycheck and is contingent on your retirement date being no earlier than April 1, 2005. It is also in consideration of your agreement to forgo any long-term compensation that may be awarded to officers in 2005.

2.	You will receive your company car as a gift as of your retirement date. This will be a taxable gift.

3.	The forfeiture provision of your 2001 stock options will be waived as of June 1, 2004, allowing you to begin diversifying your stock holdings without forfeiting your 2001 stock options. As you know, all sales must be in compliance with the company’s insider trading policy.

4.	Your 2005 bonus will be prorated based on the number of completed months of service in 2005 and will be paid as a lump sum in your final paycheck.

You will have the option of choosing to defer items 1 and 4 above into the deferred compensation plan. If you accept these terms, please execute two originals of this document below and return one to me.

/s/ Mark F. McGettrick
Mark F. McGettrick
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s Edward Rivas	04/06/04
Edward J. Rivas	Date